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EXHIBIT 99.1

    For Immediate Release

Company Contacts: Lee Blachowicz/Chief Executive Officer Augusto Galaraga/Chief Financial Officer	47823 Westinghouse Drive Fremont, CA 94539 USA Tel: (510) 657-7552 Fax: (510) 490-5891 www.sset.com

SSE TELECOM, INC. FILES FOR CHAPTER 11 PROTECTION

    FREMONT, CALIFORNIA—May 17, 2001—SSE TELECOM, INC. (Nasdaq: SSET) announced today that it has filed for protection under Chapter 11 of the Federal bankruptcy statutes.

    Lee Blachowicz, SSET's President and CEO, commented "as a result of the current depressed state of the public equity and telecom equipment markets, we have been unable to raise the additional working capital we need to maintain our legacy transceiver and modem business while going forward with the ramp-up of our new iP3 Internet-over-satellite product line. Although we believe that our iP3 offers a superior solution for satellite Internet transport and our traditional business of satellite transceivers and modems remains viable, we have decided to seek protection of the Court to allow us to preserve the value inherent in these product lines while we continue to pursue alternatives, including sale of all or part of our assets."

About SSET

    Headquartered in Fremont, California, SSE Telecom, Inc. is a leading provider of digital satellite communications equipment worldwide. The iP3satellite gateway from SSET enables system integrators, service providers and global enterprises to leverage its unique high-speed two-way transport capabilities and quickly deploy reliable, revenue-enhancing, mission-critical IP-based services anywhere in the world. SSET can be contacted at +1.510.657.7552 and the company's web site is at www.sset.com.

    The statements contained in this release which are not historical facts including the prospects of the iP3 product line may be deemed to contain forward-looking statements that involve risks and uncertainties. Actual events could differ from those anticipated in these forward-looking statements as a result of numerous factors, including, without limitation, demand and competition for the Company's products, and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings.

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  EXHIBIT 99.1